SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   MFRI, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                                               36-3922969
 State or other jurisdiction of                                 (IRS Employer
 incorporation or organization)                              Identification No.)

                               7720 Lehigh Avenue
                              Niles, Illinois 60714
                    (Address, of principal executive offices)



                  2001 INDEPENDENT DIRECTORS STOCK OPTION PLAN
                            (Full title of the plan)

                                 Mr. David Unger
                       Chairman of the Board of Directors
                                   MFRI, Inc.
                               7720 Lehigh Avenue
                              Niles, Illinois 60714
                     (Name and address of agent for service)

                                  (847)966-1000
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                               Hal M. Brown, Esq.
                                Piper Rudnick LLP
                            203 North LaSalle Street
                                   Suite 1900
                             Chicago, Illinois 60601
                                 (312) 368-4012
                           (312) 236-7516 (telecopier)
                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                            Proposed maximum   Proposed maximum
               Title of each class of                     Amount to be       offering price        aggregate           Amount of
             securities to be registered                   registered         per share(1)     offering price(1)   registration fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value
  $.01 per share....................................         100,000            $9.12            $556,280              $70.48
====================================================================================================================================

(1) Pursuant to Rule 457(c) and 457(h), the registration fee has been calculated on the basis of the actual price per share (ranging from $2.15 to $3.12 per share) at which the options may be exercised with regard to those options for which such information is available, and with regard to the remaining shares, on the basis of $9.12 per share, the average of the high and low sale prices of the common stock on December 21, 2004, as reported by the Nasdaq National Market System.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents By Reference.

     The Company's prospectus dated January 21, 1994 filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, the Company's Amended Annual Report on Form 10-K/A-2 for the fiscal year ended January 31, 2004, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2004, and the Company's Amended Quarterly Report on Form 10-Q/A for the fiscal quarter ended July 31, 2004 are incorporated in this registration statement by reference. All reports and proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     An opinion with respect to the legality of the shares of common stock subject to stock options is being given by Piper Rudnick LLP, 203 N. LaSalle Street, Suite 1900, Chicago, Illinois, 60601, counsel for the Company.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

     The Company's Certificate of Incorporation and its By-Laws provide for indemnification of its officers and directors to the full extent permitted by
Section 145 of the Delaware General Corporation Law.

     The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or a stock repurchase or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his responsibilities under any other law, including the federal securities laws.

     The Company has entered into indemnification agreements in the form described below with each person who is currently a member of the Board of Directors of the Company and will enter into such agreements with persons who in the future become directors of the Company. Such indemnification agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines, and amounts paid in settlement resulting from, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (collectively an "Action"), by reason of the fact that such director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnification agreements provide that if any payment, advance or indemnification of the director requires that he or she acted in good faith, in a manner he or she reasonably believed to be for or not opposed to the best interests of the Company or without reasonable cause to believe his or her conduct was unlawful, then it shall be presumed that he or she so acted unless proven otherwise by clear and convincing evidence. The indemnification agreements also provide for the advancement of all expenses, including reasonable attorneys' fees, arising from the investigation of any claim, preparation for the defense or defense or settlement of an Action. The indemnification agreements authorize the Company to participate in the defense of any action and to assume the defense thereof, with counsel who shall be reasonably satisfactory to the director, provided that the director shall be entitled to separate counsel of his or her choosing if he or she reasonably believes that (i) there exists conflicting interests between himself or herself and the Company or other parties (the defense of whom the Company shall have assumed) or (ii) there is any substantial likelihood that the Company will be financially or legally unable to satisfy its obligations under the Indemnification Agreement. The indemnification agreements provide that a director's rights under such contract are not exclusive of any other indemnification rights he or she may have under any provision of law, the Company's Certificate of Incorporation or By-laws, the vote of the Company's stockholders or disinterested directors, other agreements or otherwise.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         Exhibits filed with this Amendment

          4    2001   Independent   Directors  Stock  Option  Plan,  as  amended
               [Incorporated by reference to Exhibit (d)(5) of Form SC-TO-1, filed May 25, 2001]

          5    Opinion of Piper Rudnick LLP

          23.1 Consent of Deloitte & Touche LLP

          23.2 Consent of Piper Rudnick LLP (contained in Exhibit 5 hereof)

          24 Power of Attorney of directors and certain officers of the Company.


Item 9.  Undertakings.

     The undersigned registrant hereby undertakes (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (ii) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niles, State of Illinois, on December 21, 2004.

                                             MFRI, INC.



                                      By:   /s/ David Unger
                                            ------------------------------------
                                            David Unger
                                            Chairman of the Board and Chief
                                            Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the date indicated.

 Signature                          Title                           Date
---------------------------  ------------------------------- ----===-----------
 David Unger*                Director and Chairman of the
                             Board of Directors (Principal
                             Executive Officer)                       +

 Michael D. Bennett*         Vice President, Secretary and
                             Treasurer (Principal Financial
                             and Accounting Officer)

 Arnold F. Brookstone*       Director                                 +

 Dennis Kessler*             Director                                 +

 Bradley E. Mautner*         Director                                 +

 Eugene Miller*              Director                                 +

 Stephen B. Schwartz*        Director                                 +


  * By:  /s/ David Unger     Individually and as Attorney-            +
       -------------------   in-fact
       David Unger

  + December 21, 2004

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.
-----------

   4.1 2001 Independent Directors Stock Option Plan, as amended [Incorporated by reference to Exhibit (d)(5) of Form SC-TO-1, filed May 25, 2001]

   5               Opinion of Piper Rudnick LLP

   23.1            Consent of Deloitte & Touche LLP

   23.2            Consent of Piper Rudnick LLP (contained in Exhibit 5 hereof)

   24 Power of Attorney of directors and certain officers of the Company

                                                                       EXHIBIT 5

                        [LETTERHEAD OF PIPER RUDNICK LLP]

                                December 21, 2004

The Board of Directors
MFRI, Inc.
7720 Lehigh Avenue
Niles, Illinois 60714

Gentlemen:

     We have examined the registration statement to be filed with the Securities and Exchange Commission on or about December 21, 2004 for registration under the Securities Act of 1933, as amended, of 100,000 shares of common stock, par value $0.01 per share ("Common Stock"), of MFRI, Inc. (the "Company") reserved for issuance upon the exercise of options granted and to be granted pursuant to the Company's 2001 Independent Directors Stock Option Plan (the "2001 Plan"). We have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we have made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that the issuance of the aforesaid shares of common stock to be offered by the Company pursuant to options granted or to be granted pursuant to the 2001 Plan has been duly authorized, and, when issued and sold upon the terms and conditions set forth in the 2001 Plan and in the options granted or to be granted thereunder, such shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration.

                                                  Very truly yours,

                                                  PIPER RUDNICK LLP



                                                  By: /s/ Hal M. Brown
                                                     --------------------------
                                                      Hal M. Brown, a partner

                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of MFRI, Inc. on Form S-8 of our report dated May 12, 2004 (December 14, 2004 as to
Note 17), relating to the consolidated financial statements of MFRI, Inc. and subsidiaries as of and for the year ended January 31, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs as to MFRI Inc. s change in its method of accounting for goodwill and intangible assets and restatement of its balance sheet discussed in Note 17) appearing in the Annual Report on Form 10-K/A-2 Amendment No. 2 of MFRI, Inc. and subsidiaries for the year ended January 31, 2004. DELOITTE & TOUCHE LLP /s/ DELOITTE & TOUCHE LLP Chicago, Illinois December 21, 2004

                                                                      EXHIBIT 24

                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both, of MFRI, INC., a Delaware corporation (the "Company"), does hereby constitute and appoint DAVID UNGER, HENRY M. MAUTNER AND MICHAEL D. BENNETT with full power to each of them to act alone, as the true and lawful attorneys and agents of the undersigned, with full power of substitution and resubstitution to each of said attorneys to execute, file or deliver any and all instruments and to do all acts and things which said attorneys and agents deem advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any requirements or regulations of the Securities and Exchange Commission in respect thereof, in connection with the registration under said Securities Act of shares of common stock of the Company subject to the Company's 2001 Independent Directors Stock Option Plan, including specifically, but without limitation of the general authority hereby granted, the power and authority to sign his name as a director or officer or both, of the Company, as indicated below his signature, to the registration statement, and any amendment, post-effective amendment, supplement or papers supplemental thereto, to be filed with respect to said shares of common stock; and each of the undersigned does hereby fully ratify and confirm all that said attorneys and agents, or any of them, or the substitute of any of them, shall do or cause to be done by virtue hereof. Validity of this Power of Attorney will not be affected by failure to acknowledge, witness or seal it.

     This Power of Attorney may be executed in two or more counterparts, each of which shall be original and off of which shall constitute one and the same instrument.




                         [signatures on following page]

     IN WITNESS WHEREOF, each of the undersigned has subscribed these presents, this 17th day of November, 2004.




/s/ David Unger                     Director, Chairman of the Board of
---------------------------------   Directors, President and Chief Executive
David Unger                         Officer

                                    Director and Vice Chairman of the
Henry M. Mautner                    Board of Directors

/s/ Bradley E. Mautner              Director and Executive Vice President
---------------------------------
Bradley E. Mautner

/s/ Arnold F. Brookstone            Director
---------------------------------
Arnold F. Brookstone

/s/ Eugene Miller                   Director
---------------------------------
Eugene Miller

/s/ Stephen B. Schwartz             Director
---------------------------------
Stephen B. Schwartz

/s/ Dennis Kessler                  Director
---------------------------------
Dennis Kessler

/s/ Michael D. Bennett              Vice President, Secretary and Treasurer
---------------------------------   (Principal Financial and Accounting Officer)
Michael D. Bennett